EXHIBIT 10.4

SECOND AMENDMENT TO
THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made and entered into effective as of May 9, 2011 (the "Effective Date"), among CALLON PETROLEUM COMPANY, a Delaware corporation ("Borrower"), the Lenders party hereto, and REGIONS BANK, an Alabama banking corporation (“Regions”), as administrative agent for such Lenders (in such capacity, the “Administrative Agent”), and as an issuing lender for such Lenders (in such capacity, the “Issuing Lender”).

WHEREAS, pursuant to that certain Third Amended and Restated Credit Agreement, dated effective as of January 29, 2010, as amended by that certain First Amendment to Third Amended and Restated Credit Agreement, dated effective as of November 12, 2010 (as may be now or hereafter amended, modified, supplemented or replaced from time to time, the “Credit Agreement”), among Borrower, the Lenders party thereto, Administrative Agent, such Lenders agreed to provide to Borrower, subject to the terms and conditions set forth therein, a revolving credit facility in the principal amount of up to One Hundred Million Dollars ($100,000,000.00);

WHEREAS, the availability of the revolving credit facility is limited to the Borrowing Base as determined under Section 2.02 of the Credit Agreement;

WHEREAS, Borrower has requested, and the Lenders who are party hereto and Administrative Agent have agreed to increase the Borrowing Base to Forty-Five Million Dollars ($45,000,000.00);

WHEREAS, Borrower has also requested, and the Lenders who are party hereto and Administrative Agent have agreed to grant Borrower an option to extend the Maturity Date from September 25, 2012 until April 2, 2013; and

WHEREAS, Borrower, the Lenders who are parties hereto and Administrative Agent desire to amend the Credit Agreement to evidence such agreements and certain other related matters.

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, the Lenders who are parties hereto and Administrative Agent hereby agree as follows:

1.           Capitalized Terms.  All capitalized terms used and not otherwise defined herein (including, without limitation, in the language amendatory to the Credit Agreement) shall have the meanings given such terms in the Credit Agreement.

2.           Add Definitions of “Applicable Margin” and “Pricing Grid”.  The Credit Agreement is hereby amended by adding the following definitions of “Applicable Margin” and “Pricing Grid” to Section 1.01 of the Credit Agreement:

"Applicable Margin" means, with respect to any Advance, (a) during such times as any Event of Default exists, two percent (2.0%) per annum plus the rate per annum set forth in the Pricing Grid as the “Applicable Margin” based on the present Utilization Level applicable from time to time, and (b) at all other times, the rate per annum set forth in the Pricing Grid as the “Applicable Margin” based on the relevant Utilization Level applicable from time to time.  The Applicable Margin for any Advance shall change when and as the relevant Utilization Level changes and when and as any such Event of Default commences or terminates.

"Pricing Grid" means the pricing information set forth in Schedule I.

3.           Change in Definitions of “Commitment”, “Commitment Fee Rate”, “Index Rate” and “Interest Rate”.  The Credit Agreement is hereby amended by deleting in its entirety the definitions of “Commitment”, “Commitment Fee Rate”, “Index Rate” and “Interest Rate” set forth in Section 1.01 of the Credit Agreement, and by substituting in place and instead thereof the following definitions, respectively:

"Commitment" means, for any Lender, the amount set opposite such Lender's name on the Schedule II as its Commitment, or if such Lender has entered into any Assignment and Acceptance, as set forth for such Lender as its Commitment in the Register maintained by the Administrative Agent pursuant to Section 9.06(c), as such amount may be reduced or terminated pursuant to Section 2.04 or Article VII or otherwise under this Agreement, and "Commitments" shall mean all such Commitments collectively.  The aggregate Commitments on the date of this Agreement are One Hundred Million Dollars ($100,000,000.00).

"Commitment Fee Rate" means the applicable rate per annum rate set forth in the Pricing Grid as the “Commitment Fee Rate”.

“Index Rate” means, for any Index Rate Determination Date, the rate per annum (rounded upward to the next whole multiple of 1/100 of 1%) equal to (a) the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being Reuters Screen LIBOR01 Page) for deposits with a term equivalent to one (1) month in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to such Index Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded upward to the next whole multiple of 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits with a term equivalent to one (1) month in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to such Index Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward to the next whole multiple of 1/100 of 1%) equal to quotation rate (or the arithmetic mean of rates) offered to first class banks in the London interbank market for deposits in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Regions Bank or any other Lender selected by Administrative Agent, for which the Index Rate is then being determined with maturities comparable to one (1) month as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to such Index Rate Determination Date.  Notwithstanding the foregoing, in no event shall the Index Rate be less than one-half of one percent (0.50% or 50 basis points).

"Interest Rate" means an interest rate per annum equal to the sum of (i) the Index Rate, plus (ii) the Applicable Margin.

4.           Change in Borrowing Base.  The Credit Agreement is hereby amended by deleting in its entirety Section 2.02(a) of the Credit Agreement, and by substituting in place and instead thereof the following:

(a)           Borrowing Bases.  From and after the effective date of the Second Amendment to this Agreement (May 9, 2010), the Borrowing Base has been set by Administrative Agent and the Lenders and acknowledged by Borrower as Forty-Five Million Dollars ($45,000,000.00), and such increased Borrowing Base shall remain in effect until the next redetermination made pursuant to this Section 2.02.  The Borrowing Base shall be determined in accordance with the standards set forth in Section 2.02(d) and are subject to periodic redetermination pursuant to Sections 2.02(b) and 2.02(c).

5.           Option to Extend Maturity Date.  The Credit Agreement is hereby amended by adding the following Section 9.20 to the Credit Agreement:

Section 9.20                      Option to Extend Maturity Date.  Provided that Regions is then the sole Lender under this Agreement on the date Borrower delivers its written election described below and the conditions set forth in Section 3.01 and 3.02 have been satisfied, the Borrower may extend the Maturity Date of the credit facilities provided under this Agreement from September 25, 2012 until April 2, 2013 by delivering to the Administrative Agent on or before September 15, 2011: (i) written notice of Borrower’s intention to extend the Maturity Date, and (ii) the extension fee(s) in such amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

6.           Change in Schedule I (Pricing Grid).  The Credit Agreement is hereby amended by deleting in its entirety Schedule I which currently attached to the Credit Agreement, and by substituting in place and instead thereof Schedule I which is attached hereto.

7.           Conditions Precedent.  The obligation of Administrative Agent and the Lenders to execute this Amendment and the effectiveness of this Amendment are subject to the satisfaction of all of the following conditions:

a.	No Default. There shall exist no Event of Default on and as of the Effective Date;

b.	Representation and Warranties. The representations and warranties of Borrower and CPOC made in the Loan Documents shall be true in all material respects on and as of the Effective Date;

c.
Covenants and Agreements.  Borrower shall have performed or observed in all material respects all agreements, covenants and conditions required to be performed or observed by it on or prior to the Effective Date;

d.
Corporate Certificate of Borrower.  Administrative Agent shall have received a certificate executed on behalf of Borrower evidencing the due incorporation, existence, and good standing of Borrower, the authority of Borrower to enter into the Loan Documents, the incumbency of the parties executing the Loan Documents on behalf of Borrower, and such other matters as shall be reasonably requested by Administrative Agent;

e.           Origination Fee.  Borrower shall have paid in full to Administrative Agent on or before the Effective Date an origination fee in such amounts and at the times separately agreed upon between the Borrower and the Administrative Agent as consideration for the increase of the Borrowing Base and availability under the revolving credit facility.

f.
Other Fees and Expenses. Borrower shall have paid all reasonable fees, costs and expenses incurred or sustained by Administrative Agent and each of the Lenders (including all reasonable attorneys' fees) in connection with the preparation, execution and delivery of this Amendment and any related documents; and

g.
Additional Documentation and Information.  Administrative Agent shall have received all other documents, instruments, estoppel certificates, waivers, consents or other approvals from any person or persons, and evidence of the completion of all other actions, as may, in the opinion of Administrative Agent, are necessary or desirable.

8.           References to Credit Agreement. All parties hereto hereby further acknowledge and agree that all references in the Loan Documents to the Credit Agreement, shall be deemed amended to refer to the Credit Agreement, as amended by this Amendment.

9.           Loan Documents to Remain in Full Force and Effect. The Credit Agreement, as herein amended, and the other Loan Documents remain in full force and effect in accordance with their respective terms, and Borrower, Administrative Agent and each of the Lenders hereby ratify and confirm the same.  Borrower represents and warrants that all of the representations and warranties of Borrower contained in the Credit Agreement, as herein amended, and the other Loan Documents to which Borrower is a party are true and correct in all material respects on and as of the Effective Date and that no Default or Event of Default has occurred and is continuing under the Credit Agreement.  Borrower acknowledges that it is fully obligated under the terms of the Credit Agreement, as herein amended, the Note, and the other Loan Documents to which Borrower is a party, and that it has no offsets or defenses with respect to its obligations thereunder.

10.           Governing Law. This Amendment shall be governed by and interpreted in accordance with the laws of the State of Mississippi.

11.           Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of this page intentionally left blank.  Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Second Amendment to Third Amended and Restated Credit Agreement effective as of the day and year first above written.

BORROWER:

CALLON PETROLEUM COMPANY

By: /s/ Rodger W. Smith
Rodger W. Smith
Vice President and Treasurer

ADMINISTRATIVE AGENT AND
SOLE LENDER:

REGIONS BANK,
as Administrative Agent and Sole Lender

By: /s/ William A. Phillipp
William A. Philipp,
Senior Vice President

SCHEDULE I

PRICING GRID

Applicable Margin and Commitment Fee Rate

Utilization Level*	Applicable Margin	Commitment Fee Rate
Level I	3.00%	0.50%
Level II	2.75%	0.50%
Level III	2.50%	0.50%

* Utilization Levels are described below and are determined by the percentage of utilization of the lesser of (a) the Commitments and (b) the Borrowing Base.

1.  Level I: If the percentage of utilization is greater than eighty percent (80.0%).

2. Level II: If the percentage of utilization is greater than twenty-five percent (25.0%) but less than or equal to eighty percent (80.0%).

3. Level III: If the percentage of utilization is less than or equal to twenty-five percent (25.0%).